PKF

Accountants &

business advisors

January 24, 2006

China Expert Technology, Inc.

Flat 2703-4, Great Eagle Centre

23 Harbour Road

WANCHAI

HONG KONG

Dear Sirs,

We consent to the use, by incorporation by reference, in the Form S-8 Registration Statement under the Securities Act of 1933 of China Expert Technology, Inc. (a Nevada corporation) (Registrant) in connection with its China E-internet Technologies Limited Consulting Agreement Supplement dated January 2, 2006, of our report dated February 22, 2005, with respect to the consolidated financial statements of China Expert Technology, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2004.

Yours very truly,

/s/ PKF

PKF

Certified Public Accountants

Hong Kong

Tel (852) 2606 3822 / Fax (852) 2806 3712

PKF / 26/F, Citicorp Centre / 18Whitfield Road / Causeway Bay

Hong Kong